Exhibit 99.1

Con-way Inc.

Reason for the Tender Offer Blackout Period and This Notice

Pursuant to the requirements of Section 306(a) of the Sarbanes-Oxley Act of 2002 (“SOX”) and Regulation BTR (i.e., Blackout Trading Restriction), promulgated by the Securities and Exchange Commission (“SEC”), this notice has been provided in order to notify you of a trading restriction that may need to be imposed because of a blackout period (the “Tender Offer Blackout Period”) under the Con-way Personal Savings Plan, the Con-way 401(k) Plan and the Con-way Retirement Savings Plan (collectively, the “Plans”), which will begin on October 9, 2015 and will end on the date the Plans receive and allocates the tender offer consideration described below to Plan accounts. The Tender Offer Blackout Period is necessary for the process of exchanging shares of common stock of Con-way Inc. (the “Company”) under the Plans for cash as part of the tender offer commenced by Canada Merger Corp., a wholly-owned subsidiary of XPO Logistics, Inc., on September 15, 2015 (the “Tender Offer”) in accordance with the terms and conditions of the Agreement and Plan of Merger by and among the Company, XPO Logistics, Inc., and Canada Merger Corp. (the “Merger Agreement”). During the Tender Offer Blackout Period, tendering participants will be unable to engage in transactions, such as obtaining loans or distributions from, or diversifying or otherwise changing, the portion of their account balances invested in the Company’s common stock.

As a result of the Tender Offer Blackout Period, Regulation BTR requires that we impose trading restrictions on directors and executive officers during the Tender Offer Blackout Period if 50% or more of participants in any of the Plans who hold shares of the Company’s common stock under such Plan elect to tender those shares. Pursuant to Rule 104 of Regulation BTR, the Company is required to timely notify its directors and executive officers, as well as the SEC, of the Tender Offer Blackout Period. Consequently, although we are unable to gauge at this time whether 50% or more of participants in any of the Plans who hold shares of our common stock under such Plan will actually participate in the Tender Offer (and thus actually trigger the imposition of this mandatory trading restriction period), we are required nevertheless to plan for the institution of trading restrictions during the Tender Offer Blackout Period as set forth in this notice. If fewer than 50% of the participants in each Plan who hold shares of our common stock under such Plan actually elect to participate in the Tender Offer, we will notify you promptly, and in such a case no trading restrictions will actually be implemented.

While the Tender Offer Blackout Period is in effect, the executive officers and directors (and their immediate family members who share their residence) should not, directly or indirectly, engage in any purchase, sale, transfer, acquisition, or disposition of any equity securities of the Company relating to the Company’s common stock and any options with respect to any of these stocks. There are limited exclusions and exemptions from this rule. For example, transactions that are executed pursuant to a properly adopted Rule 10b5-1 plan and the tendering of shares into the Tender Offer are exempt from the foregoing SOX blackout trading restrictions. Further, the above prohibition is in addition to other restrictions on trading activity that the Company imposes on its executive officers and directors, including under the Company’s insider trading policy and any administrative blackout related to the Company’s online incentive award platform.

This notice constitutes a Rule 104 notice of a blackout period.

If you have any questions pertaining to this notice or the blackout period, please contact Stephen K. Krull in the Legal Department of the Company by telephone at (734) 757-1559 or by mail at 2211 Old Earhart Road, Suite 100, Ann Arbor, Michigan 48105.